SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X]  Preliminary proxy statement
[ ]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WINNEBAGO INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                           TO BE HELD JANUARY 11, 2000

To the Shareholders of
WINNEBAGO INDUSTRIES, INC.

         The Annual Meeting of Shareholders of Winnebago Industries, Inc. will be held on Tuesday, January 11, 2000, at 7:30 p.m., Central Standard Time, at Friendship Hall, Highway 69 South, Forest City, Iowa, for the following purposes:

                  1. To elect eight people to the Board of Directors of the Company;

                  2. To approve amendments to the Company's Articles of Incorporation to (a) provide for the classification of the Board of Directors into three classes, (b) provide that the number of directors constituting the Board of Directors shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time, (c) provide that directors may be removed only for cause and (d) require a vote of 75% of the outstanding shares of the Company to amend these provisions;

                  3. To approve an amendment to the Company's Articles of Incorporation to authorize the issuance of Preferred Stock;

                  4. To vote on a shareholder proposal concerning cumulative voting, if the proposal is presented at the meeting; and

                  5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors of the Company has fixed the close of business on November 8, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this meeting and at any and all adjournments thereof.

                                       By Order of the Board of Directors



                                       -----------------------------------------
                                       RAYMOND M. BEEBE
                                              SECRETARY

Forest City, Iowa
November __, 1999

                             YOUR VOTE IS IMPORTANT

         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE SO YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING. A PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION IS APPRECIATED.

                           WINNEBAGO INDUSTRIES, INC.

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Winnebago Industries, Inc., an Iowa corporation (the "COMPANY"), P.O. Box 152, Forest City, Iowa 50436, of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at Friendship Hall, Highway 69 South, Forest City, Iowa on January 11, 2000, at 7:30 p.m., Central Standard Time, and at any and all adjournments thereof. This Proxy Statement was first mailed to shareholders on or about November __, 1999.

         Only holders of Common Stock of record at the close of business on November 8, 1999, will be entitled to vote at the Annual Meeting of Shareholders. At such date, the Company had outstanding 21,870,183 shares of Common Stock, par value $.50 per share ("COMMON STOCK"). Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon at the meeting. A majority of the outstanding shares of Common Stock will constitute a quorum for the Annual Meeting of Shareholders. Election of each director (Item
1) and approval of any other matters to come before the Annual Meeting (including Items 2, 3 and 4) require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present or represented by proxy and voted at the meeting. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not have any effect on any matters at the Annual Meeting of Shareholders.

         A form of proxy is enclosed for use at the meeting. If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. A person giving the enclosed proxy may revoke it by (i) giving written notice to the Secretary, (ii) subsequently granting a later-dated proxy or (iii) attending the annual meeting and voting in person. You may also be represented by another person at the annual meeting by executing a proper proxy designating that person. Unless revoked, the shares represented by validly executed proxies will be voted at the meeting in accordance with the instructions indicated thereon. Withholding authority to vote on a director nominee will in effect count as a vote against the director nominee.

         IF NO INSTRUCTIONS ARE INDICATED ON THE PROXY, IT WILL BE VOTED: (i) FOR THE ELECTION OF THE EIGHT NOMINEES FOR DIRECTOR NAMED BELOW (ITEM 1); (ii) FOR THE PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION TO (a) PROVIDE FOR THE CLASSIFICATION OF THE BOARD OF DIRECTORS INTO THREE CLASSES, (b) PROVIDE THAT THE NUMBER OF DIRECTORS CONSTITUTING THE BOARD OF DIRECTORS SHALL BE NOT MORE THAN FIFTEEN (15) AND NOT LESS THAN THREE
(3), THE PRECISE NUMBER TO BE DETERMINED BY RESOLUTION OF THE BOARD OF DIRECTORS FROM TIME TO TIME, (c) PROVIDE THAT DIRECTORS MAY BE REMOVED ONLY FOR CAUSE, AND
(d) REQUIRE A VOTE OF 75% OF THE OUTSTANDING SHARES OF THE COMPANY TO AMEND THESE PROVISIONS (ITEM 2); (iii) FOR THE PROPOSAL TO

APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK (ITEM 3); (iv) AGAINST A SHAREHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING, IF THE PROPOSAL IS PRESENTED AT THE MEETING (ITEM
4); AND (v) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         At November 8, 1999, Mrs. Luise V. Hanson owned an aggregate of 7,981,306 shares 36.5 percent) of the outstanding Common Stock, owning 4,963,374 (22.7 percent) of record and beneficially, and 3,017,932 (13.8 percent) beneficially, as executor of the Estate of John K. Hanson. By virtue of her stock ownership, Mrs. Luise V. Hanson may be deemed to be a controlling person of the Company. At the same date, Mary Jo Boman, daughter of Mrs. Luise V. Hanson, owned 42,171 shares of Common Stock and her husband, Gerald E. Boman, owned 150,471 shares of Common Stock. In addition, Mr. Boman holds options to purchase 12,000 shares of Common Stock. John V. Hanson, son of Mrs. Luise V. Hanson, beneficially owns 630 shares of Common Stock. In addition, Mr. Hanson holds options to purchase 12,000 shares of Common Stock.

         The following table contains information with respect to the ownership of Common Stock by (i) each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each executive officer listed in the Summary Compensation Table and (v) the group named below.

                                    SHARES OF COMMON STOCK
                                     OWNED BENEFICIALLY AT        PERCENT OF
           NAME                        NOVEMBER 8, 1999(1)       COMMON STOCK

     Luise V. Hanson                    7,981,306 (2)                36.5

     Edwin F. Barker                       81,657 (4)                 (3)

     Raymond M. Beebe                      70,657 (4)                 (3)

     Gerald E. Boman                      204,642 (2)(4)              (3)

     Ronald D. Buckmeier                   15,639 (4)                 (3)

     Jerry N. Currie                       12,000 (4)                 (3)

     Fred G. Dohrmann                       4,345 (4)(5)              (3)

     John V. Hanson                        12,630 (2)(4)              (3)

     Bruce D. Hertzke                      83,800 (4)                 (3)

     James P. Jaskoviak                    15,325 (4)                 (3)

     Gerald C. Kitch                       17,435 (4)(5)              (3)

     Robert J. Olson                       20,146 (4)                 (3)

     Richard C. Scott                       6,318 (4)(5)              (3)

     Frederick M. Zimmerman                13,594 (4)(5)              (3)

     Directors and officers as a          569,245 (4)(5)              2.6
     group (16 persons)


---------------------------

(1) Includes shares held jointly with or by spouse and shares held as custodian, beneficial ownership of which is disclaimed.

(2) The narrative above provides further information with regard to such ownership.

(3)  Less than one percent.

(4)  Includes 57,666, 57,666, 12,000, 10,999, 10,500, 2,000, 12,000, 64,416,
     8,668, 12,000, 18,166, 2,000, 11,000 and 289,749 shares, respectively, which Messrs. Barker, Beebe, Boman, Buckmeier, Currie, Dohrmann, Hanson, Hertzke, Jaskoviak, Kitch, Olson, Scott, Zimmerman and the directors and officers as a group have the right to acquire within 60 days of November 8, 1999, through the exercise of stock options.

(5) Includes 738, 4,435, 4,318 and 1,844 Winnebago Stock Units, respectively, held by Messrs. Dohrmann, Kitch, Scott and Zimmerman, respectively, under the Company's Directors' Deferred Compensation Plan. The Winnebago Stock Units are payable in an equal number of shares of Common Stock upon the respective directors' termination of service as a director.

                                     ITEM 1

                              ELECTION OF DIRECTORS

         All current directors are standing for reelection. Each nominee is being elected to serve until the next Annual Meeting of Shareholders at which their class stands for election, if Item 2 is adopted, or until the next Annual Meeting of Shareholders if Item 2 is not adopted, and in either case until their respective successors are duly elected and qualified. Discretionary authority is solicited to vote for the election of a substitute for any of said nominees who, for any reason currently unknown, cannot be a candidate for election. THE SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW IF NO DIRECTION IS MADE OTHERWISE.

         The following table sets forth information concerning the nominees and the classes for which they will be elected if Item 2 is adopted:

         Class I     Directors to be Elected to Serve until the 2001 Annual
                     Meeting

                             Fred G. Dohrmann
                             Richard C. Scott

         Class II    Directors to be Elected to Serve until the 2002 Annual
                     Meeting

                             Gerald E. Boman
                             Jerry N. Currie
                             Frederick M. Zimmerman

         Class III   Directors to be Elected to Serve until the 2003 Annual
                     Meeting

                             John V. Hanson
                             Bruce D. Hertzke
                             Gerald C. Kitch


                                                                      YEAR FIRST
                                                                       BECAME A
   NAME (AGE) (1)                     PRINCIPAL OCCUPATION             DIRECTOR

Gerald E. Boman (64)       Retired; former Senior Vice President,        1962
                           Winnebago Industries, Inc.
Jerry N. Currie (54)       President & Chief Executive Officer of both   1996
                           CURRIES Company, manufacturer of steel
                           doors and frames for nonresidential
                           construction and GRAHAM Manufacturing,
                           manufacturer of wood doors for
                           nonresidential construction
Fred G. Dohrmann (67)      Retired; former Chairman of the Board of      1989
                           Directors and Chief Executive Officer,
                           Winnebago Industries, Inc.
John V. Hanson (57)        Retired; former President and Deputy          1996(2)
                           Chairman of the Board of Directors of
                           Winnebago Industries, Inc.

                                                                      YEAR FIRST
                                                                       BECAME A
   NAME (AGE) (1)                     PRINCIPAL OCCUPATION             DIRECTOR

Bruce D. Hertzke (48)      Chairman of the Board, Chief Executive        1997
                           Officer and President, Winnebago
                           Industries, Inc.
Gerald C. Kitch (61)       Retired; former Executive Vice President,     1996
                           Pentair, Inc., diversified manufacturer of
                           tools, equipment and ammunition
Richard C. Scott (65)      Vice President of University Development at   1997
                           Baylor University, Waco, Texas
Frederick M.               Professor of Manufacturing Systems            1992
  Zimmerman (63)           Engineering at The University of St.
                           Thomas, St. Paul, Minnesota

-----------------------

(1)      Reference is made to "Voting Securities and Principal Holders Thereof."

(2)      Also served as a director from 1967 to 1979 and from 1985 to 1989.

         All of the foregoing have been employed in their principal occupation or other responsible positions with the same organization for at least the last five years or are currently retired after having served in responsible positions with the organization indicated.

         John V. Hanson and Gerald E. Boman are brothers-in-law.


                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

         The Board has established Audit, Human Resources and Nominating Committees to assist it in the discharge of its responsibilities. The principal responsibilities of each of these committees are described below.

         The members of the Audit Committee are Messrs. Currie, Scott and Zimmerman. Each year, the committee recommends to the Board the appointment of independent public accountants to examine the books of the Company. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the books, results of those audits, their fees and any problems identified by and recommendations of the independent public accountants regarding internal controls. The committee is also prepared to meet privately at any time at the request of the independent public accountants or members of management to review any special situation arising on any of the above subjects. The committee met three times in fiscal 1999.

         The Human Resources Committee, consisting of Messrs. Kitch, Scott and Zimmerman, met four times in fiscal 1999. This committee makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer (CEO) and sets the salaries and bonus payments, if any, of all other employee-directors and elected officers. It also has responsibility for administration of the Officers Incentive Compensation Plan and certain other employee incentive plans.

         The members of the Nominating Committee are Messrs. Hanson, Hertzke and Scott. This committee recommended to the Board the director-nominees proposed in this Proxy Statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Nominating Committee will consider suggestions from all sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. See "2001 SHAREHOLDER PROPOSALS" for a summary of the procedures that shareholders must follow. The committee met twice in fiscal 1999.

         The Board of Directors of the Company held six meetings during fiscal 1999. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting. During fiscal 1999, all of the directors attended more than 75 percent of the aggregate of Board of Directors' meetings and meetings of committees of the Board on which they served (while such directors were members of the Board of Directors), except for Mr. Currie who attended approximately 67% of such meetings.

         Employee directors receive no additional compensation for serving on the Board or its Committees. Non-employee directors receive a retainer of $1,600 per month and a $500 per day attendance fee for Board and Committee meetings. Committee Chairmen receive a $750 per day attendance fee. In addition, each year, commencing in fiscal 1999, each Outside Director under the 1997 Stock Option Plan (as those terms are defined below) will receive options for 2,000 shares. Directors are also reimbursed for customary and usual travel expenses.

         Effective April 1, 1997, the Board of Directors adopted the Winnebago Industries, Inc. Directors' Deferred Compensation Plan (the "DIRECTORS' DEFERRED COMPENSATION PLAN"). The purpose of the Directors' Deferred Compensation Plan is to enable non-employee directors (the "PARTICIPANTS") to receive their fees and retainers as members of the Board of Directors and Committees of the Board (the "DEFERRED COMPENSATION") in a form other than as direct payments. A Participant may elect to apply 100% of his or her Deferred Compensation to either but not both of the following forms: "Money Credits" or "Winnebago Stock Units." Money Credits are units credited in the form of dollars in accordance with the Participant's election to such Participant's account established by the Company. The Money Credits accrue interest from the credit date. The interest rate to be applied to the Participant's Money Credits is the 30 year Treasury bond yield as of the first business day of the plan year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferred Compensation. "Winnebago Stock Units" are units credited in the form of Common Stock of the Company in accordance with the Participant's election to such Participant's account established by the Company. The Common Stock utilized for purposes of the Directors' Deferred Compensation Plan will be treasury shares of the Company. Winnebago Stock Units will be recorded in such Participant's account on the basis of the mean between the high and the low prices of the Common Stock of the Company on the date upon which the account is to be credited, as officially reported by the New York Stock Exchange. Any Participant investing Deferred Compensation in Winnebago Stock Units will receive a matching contribution from the Company equal to 25% of the Deferred Compensation so invested.

         A Participant's Winnebago Stock Unit account will vest at the rate of 33-1/3% for each complete 12 month period of service as a Director following April 1, 1997. Notwithstanding the above, the Participant's Winnebago Stock Unit account will become fully vested upon his or her attainment of age 69-1/2 while serving as a Director. In the event that a Participant terminates his or her service as a Director, any unvested Winnebago Stock Units will be forfeited by the Director and applied to future Company matching contributions. The Winnebago Stock Units credited to Participant's accounts are included in the Common Stock ownership table under "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

         In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then if the Directors' Deferred Compensation Plan administrator determines, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in the Participant's Winnebago Stock Unit account, such adjustments will be made by the Directors' Deferred Compensation Plan administrator and will be conclusive and binding for all purposes of said plan.

         In the event of a "change in the control of the Company," as defined in the Directors' Deferred Compensation Plan, the Participant will receive a lump sum distribution of his or her accounts within 30 days following his or her termination of service as a Director after such change in control. Notwithstanding the above, in no event will a Participant's receipt of a distribution of Winnebago Stock Units from his or her accounts precede the six-month anniversary of his or her election to convert Deferred Compensation into Winnebago Stock Units.

         The Winnebago Industries, Inc. Stock Option Plan for Outside Directors (the "OUTSIDE DIRECTORS OPTION PLAN") provided that each director who was not a current or former full-time employee of the Company or a subsidiary (for purposes of the Outside Directors Option Plan, an "OUTSIDE DIRECTOR") received an option to purchase 10,000 shares of Common Stock. Pursuant to the Outside Directors Option Plan, each Outside Director as of May 7, 1992 (consisting of three former Directors) automatically received an option to purchase 10,000 shares of Common Stock at a price of $5.50 per share. In addition, each person who first became a member of the Board of Directors as an Outside Director after May 7, 1992 automatically received an option to purchase 10,000 shares of Common Stock as of the date on which such person first became an Outside Director. Under this provision, Frederick M. Zimmerman received an option to purchase 10,000 shares of Common Stock on December 16, 1992 at a price of $9.00 per share, Jerry Currie received an option to purchase 10,000 shares of Common Stock on December 19, 1996 at a price of $7.1875 per share, Gerald Kitch received an option to purchase 10,000 shares of Common Stock on December 19, 1996 at a price of $7.1875 per share and Richard C. Scott received an option to purchase 10,000 shares of Common Stock on March 20, 1997 at a price of $7.25 per share. No option is exercisable during the first year after the date such option is granted. Thereafter, the options are exercisable for a period of ten years from the date each such option is granted. Notwithstanding the foregoing, in the event of a merger, consolidation, dissolution or liquidation of the Company, the expiration dates of any outstanding options may be accelerated and the dates on which outstanding options may be exercised may be accelerated, but the effectiveness of such acceleration and any exercise of options pursuant thereto with respect to shares in excess of the number of shares that could have been exercised in the absence of such acceleration, is conditioned upon, among other requirements, the consummation of the merger, consolidation, dissolution or liquidation. The purchase price of options granted under the plan is equal to 100 percent of the fair market value per share of the Common Stock at the time the option is granted. At August 29, 1999, options for 27,500 shares were outstanding under the Outside Directors Option Plan, options for 62,500 shares were exercised and options for 10,000 shares were available for grant thereunder. The Board of Directors intends to terminate the Outside Directors Option Plan as to future grants. Future grants of options to outside directors will be made under the 1997 Stock Option Plan described below.

         The Winnebago Industries, Inc. 1997 Stock Option Plan (the "1997 STOCK OPTION PLAN") provides that directors who do not hold a position of employment with the Company or a subsidiary (for purposes of the 1997 Stock Option Plan "OUTSIDE DIRECTORS") shall receive nonqualified stock options and may not be granted incentive stock options. Outside Directors are now granted nonqualified stock options under the 1997 Stock Option Plan and not under the Outside Directors Option Plan. The exercise price per share of options granted to Outside Directors shall be the mean between the high and low prices for a share of the Company's Common Stock on the New York Stock Exchange on the date of grant. Except for vesting upon the occurrence of certain events which result in a change in control, unless otherwise set forth in an agreement granting options under the 1997 Stock Option Plan, no option is exercisable for six months after the date such option is granted. Thereafter, nonqualified stock options are exercisable for a period of not to exceed ten years from the date each such option is granted. Each Outside Director of the Company on the effective date of the 1997 Stock Option Plan who was not granted an option to purchase 10,000 shares under the Outside Directors Option Plan was automatically granted nonqualified options to purchase 10,000 shares. Each Outside Director who, after the effective date of the 1997 Stock Option Plan is elected or appointed to the Board of Directors for the first time and who is not granted an option to purchase 10,000 shares under the Outside Directors Option Plan will, at the time such Director is so elected or appointed and duly qualified, be granted automatically a nonqualified stock option to purchase 10,000 shares at a per share price equal to the fair market value of a share on the date of grant.

         On August 14, 1997, pursuant to the terms of the 1997 Stock Option Plan, each of Gerald E. Boman and John V. Hanson were granted nonqualified stock options for 10,000 shares at a price of $8.5625 per share (which was the mean between the high and low prices for a share of the Company's Common Stock on the New York Stock Exchange on August 14, 1997). On January 20, 1999, all current directors (except for Mr. Hertzke) were granted nonqualified stock options for 2,000 shares each at a price of $15.375 per share (which was the mean between the high and low prices for a share of the Company's Common Stock on the New York Stock Exchange on January 20, 1999) in accordance with the 1997 Stock Option Plan.

                             EXECUTIVE COMPENSATION

         The following table contains certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three fiscal years, to or on behalf of (i) the Chief Executive Officer of the Company at August 28, 1999, and

(ii) each of the five other most highly compensated executive officers of the Company serving at August 28, 1999.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION(1)                  LONG TERM COMPENSATION
                                          -----------------------------------   -----------------------------------------
                                                                                 RESTRICTED                   ALL OTHER
               NAME AND                    FISCAL                               STOCK AWARDS                 COMPENSATION
          PRINCIPAL POSITION                YEAR     SALARY($)    BONUS($)(2)      ($)(3)       OPTIONS(4)      ($)(5)
---------------------------------------   --------   ---------    -----------   ------------    ----------   ------------
Bruce D. Hertzke                            1999      286,154       380,563        240,282       41,250         18,000
  Chairman, Chief Executive Officer and     1998      230,769       161,538         52,000           --         18,000
  President(6)                              1997      210,000       123,600             --       20,000         18,000

Edwin F. Barker                             1999      159,801       145,739         72,869       10,000         15,064
  Vice President and Chief Financial        1998      142,495        99,747         30,000           --         15,064
  Officer                                   1997      140,000        82,400             --       16,000         15,064

Raymond M. Beebe                            1999      159,801       145,739         72,869       10,000         18,830
  Vice President, General Counsel and       1998      142,495        99,747         30,000           --         18,830
  Secretary                                 1997      140,000        82,400             --       16,000         18,830

Ronald D. Buckmeier                         1999      159,801       145,739         72,869       10,000          6,019
  Vice President, Product Development(7)    1998      142,495        99,747         30,000           --          6,019
                                            1997      103,678        45,826             --       13,000          6,019

James P. Jaskoviak                          1999      159,801       145,739         72,869       10,000         12,516
  Vice President, Sales and Marketing       1998      142,495        99,747         30,000           --         12,516
                                            1997      140,000        82,400             --       16,000         12,516

Robert J. Olson                             1999      159,801       145,739         72,869       10,000          4,712
  Vice President, Manufacturing             1998      142,495        99,747         30,000           --          4,712
                                            1997      120,051        66,016             --       16,000          4,712

--------------------

(1) No executive officer received personal benefits in excess of the lesser of 10% of cash compensation or $50,000.

(2) The bonus amounts include bonuses paid pursuant to the Company's Officers Incentive Compensation Plan as well as bonuses paid in the discretion of the Board of Directors, all as described under the caption "Report of the Human Resources Committee on Executive Compensation."

(3) Awards in fiscal 1999 consisted of restricted Common Stock and are valued at the aggregate market value of the Common Stock as of the respective determination dates. The awards in fiscal 1999 were made pursuant to the Officers Incentive Compensation Plan. Awards in fiscal 1998 consisted of restricted Common Stock and are valued at the aggregate market value of the Common Stock as of the respective determination dates (the last business day of each calendar quarter) equal to 20% of such officer's quarterly salary during fiscal 1998. The awards in fiscal 1998 were made in the discretion of the Board of Directors in lieu of cash bonuses. All awards of the restricted Common Stock vested immediately.

(4) The numbers in the table above represent options for the purchase of shares of the Company's Common Stock granted to the named persons under the Company's 1987 Nonqualified Stock Option Plan and the Company's 1997 Stock Option Plan. All of the options for each named executive officer in fiscal 1999 were granted under the Company's 1997 Stock Option Plan. Half of the options for each named executive officer in fiscal 1997 were granted under the Company's 1987 Nonqualified Stock Option Plan and the other half were granted under the Company's 1997 Stock Option Plan.

(5) Amounts of All Other Compensation are premiums paid by the Company pursuant to the Company's Executive Split-Dollar Life Insurance Plan. The Plan provides for preretirement death benefits for the named executives and certain other executive officers and annual or lump sum payment upon retirement at age 65.

(6) Elected Chairman and Chief Executive Officer effective April 1, 1998 upon Mr. Dohrmann's retirement.

(7)      Elected an executive officer on June 26, 1997.

                      STOCK OPTIONS GRANTED IN FISCAL 1999

         The following table provides information on options to purchase shares of the Company's Common Stock granted to the executive officers named in the Summary Compensation Table.

                                                                                       POTENTIAL
                                         INDIVIDUAL GRANTS                         REALIZABLE VALUE
                       ------------------------------------------------------      AT ASSUMED ANNUAL
                                     PERCENT OF                                     RATES OF STOCK
                                    TOTAL OPTIONS                                 PRICE APPRECIATION
                                     GRANTED TO       EXERCISE                     FOR OPTION TERM
                        OPTIONS     EMPLOYEES IN      PRICE PER    EXPIRATION    --------------------
       NAME             GRANTED      FISCAL 1999      SHARE($)        DATE        5%($)        10%($)
-------------------    ---------    -------------    ----------    ----------    -------      -------
Bruce D. Hertzke       41,250(1)       16.8(2)       10.1875(3)    10/15/2008    264,283      669,745
Edwin F. Barker        10,000(1)        4.1(2)       10.1875(3)    10/15/2008     64,069      162,362
Raymond M. Beebe       10,000(1)        4.1(2)       10.1875(3)    10/15/2008     64,069      162,362
Ronald D. Buckmeier    10,000(1)        4.1(2)       10.1875(3)    10/15/2008     64,069      162,362
James P. Jaskoviak     10,000(1)        4.1(2)       10.1875(3)    10/15/2008     64,069      162,362
Robert J. Olson        10,000(1)        4.1(2)       10.1875(3)    10/15/2008     64,069      162,362




-------------------------------

(1) Stock options granted on October 15, 1998, under the Company's 1997 Stock Option Plan. One-third of the options become exercisable on October 15, 1999, an additional one-third on October 15, 2000, and the final one-third on October 15, 2001.

(2)      Based on total grants during fiscal 1999 of 245,250 shares.

(3) The exercise price per share represents the mean between the high and low prices for a share of the Company's Common Stock on the New York Stock Exchange on October 15, 1998.

AGGREGATED OPTION SHARES EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table provides information related to the stock options exercised during fiscal 1999 and the number and value of unexercised options at August 28, 1999, by the named executive officers.

                                                         NUMBER OF UNEXERCISED            VALUE OF UNEXERCISED,
                        NUMBER OF                           OPTIONS HELD AT              IN-THE-MONEY OPTIONS AT
                         SHARES                             AUGUST 28, 1999                 AUGUST 28, 1999(2)
                       ACQUIRED ON       VALUE       -----------------------------    -----------------------------
NAME                    EXERCISE      REALIZED(1)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
-------------------    -----------    -----------    -----------     -------------    -----------     -------------
Bruce D. Hertzke         10,000        $ 90,000         64,416           30,834        $1,087,130        $435,167

Edwin F. Barker          10,000        $ 85,625         57,666            9,334         1,027,136         134,427

Raymond M. Beebe         10,000        $ 63,750         57,666            9,334         1,027,136         134,427

Ronald D. Buckmeier       7,166        $121,792         10,999            9,334           169,818         134,427

James P. Jaskoviak        8,998        $121,679          8,668            9,334           131,647         134,427

Robert J. Olson              --              --         18,166            9,334           288,105         134,427

--------------------

(1) The value realized is the difference between the closing price of the Company's Common Stock on the respective dates such options were exercised and the exercise prices.

(2) Represents the amount by which $24.125 (the closing price of the Company's Common Stock on August 27, 1999 (August 28, 1999 being a non-business day)) exceeded the exercise prices of unexercised options. There is no guarantee that, if and when these options are exercised, they will have this value.


PENSION PLANS

         The Company does not provide pension benefits for its employees, including executive officers.

REPORT OF THE HUMAN RESOURCES COMMITTEE ON EXECUTIVE COMPENSATION

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

         The Human Resources Committee of the Board is the compensation committee of the Company. This Committee reviews and approves compensation plans for all corporate officers, including salaries, profit sharing awards and stock option grants.

         In designing its compensation programs, the Company follows its belief that compensation should reflect the value created for shareholders while furthering the Company's strategic goals. In doing so, the compensation programs reflect the following goals:

         *        Align the interests of management with those of shareholders;
         *        Provide fair and competitive compensation;
         *        Integrate compensation with the Company's business plans;
         *        Reward both business and individual performance; and
         * Attract and retain key executives critical to the success of the Company.

         The Company's executive compensation is primarily based on three components, each of which is intended to help achieve the overall compensation philosophy; these are base salary, quarterly incentive awards and long-term incentives.

         Base salary levels for the Company's executive officers are set by the Committee and approved by the Board of Directors. In determining base salary levels and annual salary adjustments for executive officers, including the Chief Executive Officer (CEO), the Committee considers market compensation levels of similarly sized manufacturing companies as well as individual performance and contributions.

         Mr. Hertzke was elected to the offices of Chairman of the Board and CEO effective April 1, 1998 upon the retirement of Mr. Dohrmann. The base salary of Mr. Hertzke as the CEO was $260,000 from April 1, 1998 to January 1, 1999 and $300,000 after January 1, 1999 and $260,000 in fiscal 1998. The CEO participates in the quarterly incentive award program for officers and other key management personnel described below. The Committee has not found it practicable to, and has not attempted to, assign relative weights to the specific factors considered in determining the CEO's compensation.

         The Company's officers (including the CEO) are eligible for quarterly incentive awards under the Company's Officers Incentive Compensation Plan (the "INCENTIVE COMPENSATION PLAN"). Under the Incentive Compensation Plan, the incentive awards are based upon financial performance of the Company, as established by the Board of Directors. The Compensation Plan is an annual program that provides for quarterly cumulative measurements of financial performance and an opportunity for quarterly incentive payments based on financial results measured against the management plan adopted by the Board of Directors (the "MANAGEMENT PLAN").

         The financial performance measurements for the Incentive Compensation Plan are earnings per share (EPS) and return on equity (ROE) of the Company. The Board of Directors believes that these financial performance measurements provide an appropriate balance between quantity and quality of earnings. Stockholders' equity at the start of the Company's fiscal year is used as the base figure for the calculation of ROE. The Committee believes that the Incentive Compensation Plan provides an excellent link between the value created for shareholders and incentives paid to participants.

         Under the Incentive Compensation Plan, the amount of the participants' incentive compensation for the quarter shall be in direct proportion to the Company's financial performance expressed as a percentage (Financial Factor) against the base salary for each participant as determined by the Board of Directors prior to the commencement of the fiscal year compensation targets for each participant.

         The Incentive Compensation Plan provides for a bonus (Target) of 60% of base salary, comprised of (2/3) cash and (1/3) stock at 100% achievement of the financial objectives of EPS and ROE for participating officers, except the CEO. The Incentive Compensation Plan provides for a bonus (Target) of 87.5% of base salary, comprised of (2/3) cash and (1/3) stock at 100% achievement of the financial objectives of EPS and ROE for the CEO.

         The Committee reserves the right to modify the Financial Factor used in determining the incentive compensation by plus or minus 20% based upon strategic organizational priorities. Strategic performance is measured only at the end of the fiscal year. Strategic measurements may focus on one or more of the following strategic factors, but are not limited to those stated.

                 * Revenue Growth              * Customer Satisfaction
                 * Market Share                * Inventory Management
                 * Product Quality             * Technical Innovation
                 * Product Introductions       * Ethical Business Practices

         Under the Incentive Compensation Plan, 50% of the total cash incentives earned for the year are matched annually and paid in restricted stock to encourage stock ownership and promote the long-term growth and profitability of the Company.

         In the event of a "Change in Control" (as defined in the Incentive Compensation Plan) participants are entitled to receive awards (including the annual stock match payment) within 15 days of the Effective Date (as defined in the Incentive Compensation Plan) based on the Committee's estimate of the Company's financial performance through the end of the fiscal year in which such Change in Control occurs.

         Financial performance of less than 80% of the Management Plan for both EPS and ROE results in no bonus and the maximum bonus will be paid at attainment of 125% of the Management Plan for both elements.

         The Company's officers (including the CEO) are eligible for incentive awards under the Company's Officers Long-Term Incentive Plan (the "LONG-TERM INCENTIVE PLAN"). The purpose of the Long-Term Incentive Plan is to promote the long-term growth and profitability of the Company and to attract and retain officers by providing the officers of the Company an opportunity for an incentive award consisting of stock grants made in restricted shares of the Company's Common Stock based on the achievement of long-term performance results as measured at the end of a three year fiscal period.

         The awards under the Long-Term Incentive Plan are based upon the Company's financial performance as measured against the three year management plan approved by the Board of Directors. The financial performance measurements for the Long-Term Incentive Plan are EPS and ROE of the Company. Stockholders' equity at the start of the Company's first fiscal year of the applicable plan period is used as the base figure for the calculation of ROE.

         Under the Long-Term Incentive Plan, the amount of the participants' long-term incentive award for the three year fiscal period is in direct proportion to the Company's financial performance expressed as a percentage (Financial Factor) against award targets for each participant determined by the Board of Directors prior to the commencement of the three fiscal year period. The Company's financial results for the three fiscal year period are used in determining the Financial Factor to be used for that plan period when calculating the participants long-term incentive awards.

         The long-term incentive for the officers provides for an opportunity of 25% of the annualized base salary (Target) to be awarded in restricted stock at 100% achievement of the financial long-term objectives of EPS and ROE. The annualized base salary figure used is the salary in place for each participant as of January 2000. The stock target opportunity is established by dividing the base salary target by the mean stock price as of the first business day of the three fiscal year period. The share opportunity (at 100% of the three fiscal year management plan) will be adjusted up or down as determined by actual financial performance expressed as a percentage (Financial Factor) at the end of the three fiscal year period.

         In the event of a "Change in Control" (as defined in the Long-Term Incentive Plan) participants are entitled to receive awards within 15 days of the Effective Date (as defined in the Long-Term Incentive Plan) based on the Committee's estimate of the Company's financial performance through the end of the Long-Term Incentive Plan three fiscal year period in which such Change in Control occurs.

         A participant must be employed by the Company at the end of the three fiscal year period to be eligible for any long-term incentive award except as waived by the Committee for normal retirement and disability.

         Mr. Hertzke received $380,563 in fiscal 1999 and $161,538 in fiscal 1998 pursuant to the Incentive Compensation Plan. In addition, Mr. Hertzke was awarded discretionary bonuses of $50,000 in fiscal 1999 and $52,000 in fiscal 1998 in restricted Common Stock based on the Committee's positive assessment of his performance and contributions as CEO.

         Other long-term incentives, provided through grants of stock options to the named executives and others, are intended to retain and motivate executives to seek to improve long-term stock market performance. Stock options are granted at the prevailing market price and will only have value if the Company's stock price increases. No option is exercisable until six months after the date such option is granted. Thereafter, options are exercisable during the period thereof at such time or times and in such amount or amounts as determined by the Committee. No option may be exercised more than ten years from the date of its grant. Executives must be employed by the Company at the time of vesting in order to exercise options. During fiscal 1999, the Committee awarded Mr. Hertzke stock options for 41,250 shares of the

Company's Common Stock under the 1997 Stock Option Plan. There were no stock options awarded during fiscal 1998 to Mr. Hertzke or any other executive officers.

         Since all options are granted at the then-current market price, the value of an option bears a direct relationship to the Company's stock price and is an effective incentive for executives to create value for shareholders. The Committee, therefore, views stock options as an important component of its long-term performance-based compensation philosophy, but does not believe that granting options every year is necessary to achieve such goals.

         No member of the Human Resources Committee is a current or former officer or employee of the Company or any of its subsidiaries.

Gerald C. Kitch                 Richard C. Scott           Fredrick M. Zimmerman

                    Members of the Human Resources Committee
                            of the Board of Directors

PERFORMANCE GRAPH

         The following graph compares the five-year cumulative total shareholder return (including reinvestment of dividends) of the Company with the cumulative total return on the Standard & Poor's 500 Index and a peer group1 of companies over the period indicated. It is assumed in the graph that $100 was invested in the Company's Common Stock, in the stock of the companies in the Standard & Poor's 500 Index and in the stocks of the peer group companies on August 26, 1994 and that all dividends received within a quarter were reinvested in that quarter. In accordance with the guidelines of the SEC, the shareholder return for each entity in the peer group index have been weighted on the basis of market capitalization as of each annual measurement date set forth in the graph.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN


                              [PLOT POINTS CHART]

                           TOTAL SHAREHOLDER RETURNS

                                  Years Ending

COMPANY NAME/INDEX          8/26/94  8/25/95  8/30/96  8/29/97  8/28/98  8/27/99
--------------------------------------------------------------------------------
Winnebago Industries, Inc. $100.00   $ 84.35  $ 84.71  $ 89.77  $121.83  $237.05
S&P 500 Index               100.00    121.66   145.15   204.63   237.83   290.23
Peer Group(1)               100.00     83.58   121.56   135.49   151.73    89.61



--------------------------
(1) The peer group companies are Coachmen Industries, Inc., Fleetwood Enterprises, Inc., Thor Industries, Inc. and Winnebago Industries, Inc. The Company selected Coachmen Industries, Inc., Fleetwood Enterprises, Inc., and Thor Industries, Inc. on the basis of the similarity of their business to that of the Company.

                         CHANGE IN CONTROL ARRANGEMENTS

         In June 1997, the Board of Directors adopted a plan to provide protection to the Company's executives in the event of a change in control. If the employment of any of the named executive officers is terminated following a change in control, each of such officers will receive severance pay in an amount equal to three weeks of pay for every full year of continuous service.


                      CERTAIN TRANSACTIONS WITH MANAGEMENT

         The Company maintains normal banking relations on customary terms with Manufacturer's Bank & Trust Company, Forest City and Crystal Lake, Iowa. Manufacturer's Bank & Trust Company is a wholly owned subsidiary of MBT Corp. Mrs. Luise V. Hanson is a director of the Bank and MBT Corp. and owns approximately 37 percent of record and beneficially and Mr. John V. Hanson owns approximately 21 percent of record and beneficially of MBT Corp.'s outstanding stock. Mr. John V. Hanson is also a director of the Bank and MBT Corp. In addition, Mary Jo Boman, the wife of Gerald E. Boman, owns approximately 21 percent of record and beneficially of MBT Corp.'s outstanding stock and is a director of the Bank and MBT Corp.


                                     ITEM 2

              AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION
                       RELATING TO THE BOARD OF DIRECTORS

         The Board has unanimously determined that certain amendments to the Company's Amended and Restated Articles of Incorporation (the "ARTICLES OF INCORPORATION") are advisable and has voted to recommend such amendments to the Company's shareholders for approval. The proposed amendments to the Articles of Incorporation (i) classify the Board of Directors into three classes, as nearly equal in number as possible, each of which, after an interim arrangement, will serve for three years, with one class being elected each year, (ii) provide that the number of directors constituting the Board of Directors shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time, (iii) provide that Directors may be removed only for cause, and (iv) provide that the shareholder vote required to amend, repeal or adopt a provision inconsistent with the amendments described in (i), (ii) and (iii) above be increased from a majority of the votes cast by all shareholders entitled to vote thereon to seventy-five percent (75%) of the outstanding shares of the Company entitled to vote thereon (collectively, the "DIRECTOR AMENDMENTS").

         The Board believes that the Director Amendments would, if adopted, enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board, and, at the same time, effectively reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Company's Board of Directors without the support of the incumbent Board of Directors. However, adoption of the Director Amendments may have significant effects on the ability of shareholders of the Company to benefit from certain transactions which are opposed by the incumbent Board of Directors. Accordingly, shareholders are urged to read carefully the following section of this Proxy Statement, which describes the Director Amendments and their purpose and effect, and Appendix A hereto, which sets forth the full text of the Director Amendments.

         The Director Amendments are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company's Common Stock or to effect control of the Company. The Director Amendments and the Preferred Stock Authorization Amendment described in Item 3 below, however, are part of a plan by the Board to adopt a series of anti-takeover amendments to the Articles of Incorporation. The Company's Articles of Incorporation and By-Laws (the "BY-LAWS") do not currently contain any specific provisions to deter non-negotiated takeovers of the Company (other than provisions in the By-Laws requiring the advance notice of nomination of candidates for election to the Board of Directors). The Board has observed the relatively common use of certain coercive takeover tactics, including the accumulation of substantial voting stock positions as a prelude to threatened takeovers or corporate restructurings, proxy fights and partial tender offers and the related use of "two-tier" pricing. The Board of Directors believes that the use of these tactics can place undue pressure on a corporation's board of directors and shareholders to act hastily and on incomplete information and, therefore, can be highly disruptive to a corporation and result in unfair differences in treatment of shareholders who act immediately in response to an announcement of takeover activity and those who choose to act later, if at all.

         The Director Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's-length negotiations with the Company's management and Board of Directors. The Director Amendments, if adopted, may also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. In addition, since the Director Amendments may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, adoption of the Director Amendments could tend to reduce temporary fluctuations in the market price of the Company's stock which might be caused by such accumulations. Accordingly, shareholders could be deprived of certain opportunities to sell stock at a temporarily higher market price.

         Takeovers or changes in control in management of the Company which are proposed and effected without prior consultation and negotiation with the Company's management may not always be detrimental to the Company and its shareholders. However, the Board of Directors feels that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

         The adoption of the Director Amendments would make more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock or the removal of the incumbent Board of Directors and thus may tend to continue the Company's incumbent Board of Directors in office. At the same time, the Director Amendments would help ensure that the Board, if confronted by a surprise proposal from a third party, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to seek a premium price for the shareholders.

         The Company's By-Laws currently provide that all directors are to be elected to the Board of Directors annually and shall hold office until the annual meeting of shareholders next following their election and until their successors have been elected and qualified. The proposed new Article VI of the Articles of Incorporation (as set forth in Appendix A) provides that the Board of Directors shall be divided into three classes of directors, each class to be as nearly equal in number as possible. As indicated elsewhere in this Proxy Statement, if Item 2 is adopted, the Company's Directors will be divided into three classes, one class to hold office initially until the annual meeting of shareholders to be held in 2001, a second class to hold office initially until the annual meeting of shareholders to be held in 2002 and a third class to hold office initially until the annual meeting of shareholders to be held in 2003 (in each case, until their respective successors are duly elected and qualified). At each annual meeting of shareholders commencing with the annual meeting to be held in 2001, the successors to the class of directors whose term then expires shall be elected to serve a three-year term (and until their respective successors are duly elected and qualified). If the Director Amendments to the Articles of Incorporation are adopted, the By-Laws will be amended to be consistent with the amendments to the Articles of Incorporation relating to the classification of the Board of Directors.

         The Articles of Incorporation do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the voting power of the outstanding shares of the Company's voting stock could now elect all of the directors being elected at any annual or special meeting of the Company's shareholders. However, the classification of the Board of Directors pursuant to the Director Amendments will apply to every election of directors, whether or not a change in control of the Company has occurred or the holders of a majority of the voting stock of the Company desire to change the Board of Directors. The classification of the Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors. At least two shareholder meetings, instead of one, will be required to effect a change in control of the Board of Directors. The Board believes that the longer time required to elect a majority of a classified Board of Directors will help to assure the continuity and stability of the Company's management and policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company.

         The Articles of Incorporation currently provide that the number of directors constituting the Board of Directors of the Company shall be not more than fifteen (15) and not less than three

(3), the precise number to be specified in the Company's By-Laws. Iowa law provides that shareholders may amend a corporation's by-laws at any time. The purpose of this change is to prevent the holder of a majority of the voting stock of the Company present at a shareholder meeting from amending the Company's By-Laws to increase the number of directors and then electing a majority of the directors. Consequently, in order to protect the Board's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company, the Articles of Incorporation should be amended to provide that the Directors shall determine the number of Directors constituting the Board of Directors by resolution and NOT pursuant to the By-Laws. If the Director Amendments to the Articles of Incorporation are approved, the By-Laws will be amended to be consistent with the amendments to the Articles of Incorporation relating to the Board of Director's determination by resolution of the number of directors constituting the Board of Directors.

         Iowa law provides that shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. The proposed Director Amendments provide that shareholders may remove directors only for cause. The purpose of this change is to prevent a shareholder with a majority of the voting stock of the Company present at a shareholder meeting from negating the effect of a staggered board by simply voting to remove without cause previously elected directors whose terms have not yet expired. Consequently, in order for a staggered board to be effective in protecting the Board's ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company, the Articles of Incorporation should be amended to provide that directors may be removed only for cause.

         The proposed requirements of a super-majority vote of the shareholders to alter, amend, repeal or adopt any provision inconsistent with the proposed
Article VI of the Articles of Incorporation is also designed to prevent a shareholder with a majority of the voting stock of the Company present at a shareholder meeting from avoiding the provisions relating to the classification, number and removal of members of the Board of Directors simply by voting to repeal or amend them.

         The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to approve this Item 2.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE DIRECTOR AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION, ITEM 2. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.

                                     ITEM 3

                     AMENDMENTS OF THE COMPANY'S AMENDED AND
                 RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE
                     A CLASS OF BLANK CHECK PREFERRED STOCK

         The Board of Directors has unanimously determined that an amendment (the "PREFERRED STOCK AUTHORIZATION AMENDMENT") to the Company's Articles of Incorporation to authorize a class of preferred stock commonly known as "blank check" preferred stock (the "PREFERRED STOCK") is advisable and has voted to recommend such amendment to the Company's shareholders for approval. If the Preferred Stock Authorization Amendment is adopted, Article IV of the Company's Articles of Incorporation would be amended as provided in Appendix B hereto, which sets forth the full text of the Preferred Stock Authorization Amendment. The Board believes that the creation of the Preferred Stock is in the best interests of the Company and its shareholders and believes it is advisable to authorize such shares to have them available for, among other things, the Rights Plan described below or the related use of such shares as a means to make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means as well as in connection with such activities as public or private offerings of shares for cash. However, adoption of the Preferred Stock Authorization Amendment may have significant effects on the ability of shareholders of the Company to benefit from certain transactions which are opposed by the incumbent Board of Directors. Accordingly, shareholders are urged to read carefully the following section of this Proxy Statement, which describes the Preferred Stock Authorization Amendment and its purpose and effect and Appendix B.

         The Board of Directors further believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with increased flexibility in structuring possible future financings, acquisitions and strategic alliances and in meeting other corporate needs. The Company does not have any present plans, commitments, agreements or understandings involving the issuance of shares of Preferred Stock, except as described below with respect to the Rights.

         As amended, Article IV of the Company's Articles of Incorporation would grant to the Board of Directors the power to authorize the issuance of one or more series of Preferred Stock and to determine with respect to any series of Preferred Stock the preferences, rights and other terms of such series. Accordingly, by resolution of the Board of Directors, the Board would establish the voting powers, designations, preferences, limitations and relative rights of each series of Preferred Stock. The authorized Preferred Stock would be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which any shares of Preferred Stock may be listed or traded at the time of issuance or proposed issuance.

         The Company's Articles of Incorporation presently authorize 60,000,000 shares of Common Stock and no change to that number of shares is requested.

         In the event the Preferred Stock Authorization Amendment is approved by the Company's shareholders, the Board of Directors expects to adopt a Rights Plan (the "RIGHTS PLAN") which may involve the issuance of Preferred Stock. Shareholder approval is not required in order to adopt the Rights Plan. A Rights Plan is intended to protect the interests of shareholders in the event the Company is confronted with coercive or unfair takeover tactics, including (a) a partial or two-tiered tender offer that does not treat all shareholders equally,
(b) the acquisition in the open market or otherwise of shares constituting control without offering fair value to all shareholders or (c) other abusive takeover or disruptive tactics. Adoption of the Rights Plan may discourage or make more difficult or expensive certain mergers, tender offers or other purchases of the Company's Common Stock and might discourage potential takeover attempts.

         If a Rights Plan is adopted, the Company will send notice of its adoption (including a description of the Rights Plan) to each shareholder as of the record date established for purposes of determining shareholders entitled to receive Rights.

         As stated in the description of the Director Amendments, the Preferred Stock Authorization Amendment and the Director Amendments are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company's Common Stock or to effect control of the Company. The Preferred Stock Authorization Amendment and the Director Amendments described in
Item 2 above, however, are part of a plan by the Board to adopt a series of anti-takeover amendments to the Articles of Incorporation. The Board believes that the Preferred Stock Authorization Amendment is in the best interests of the Company and its shareholders for the same reasons described in Item 2 above as well as for the reasons described in this section.

         It is not possible to determine the actual effect of the Preferred Stock on the rights of the holders of Common Stock until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payments of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of the Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

         The Board of Directors is required by Iowa law to make any determination to issue shares of Preferred Stock based upon its judgment as advisable and in the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, as noted above, it could, in the future, issue a series of Preferred Stock which, due to its terms, could impede or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other transaction. Consequently, the Board of Directors may be able to effectively block a transaction that some or a majority of the Company's shareholders might believe to be in their best interests or in which the shareholders might receive a premium over then-prevailing market prices for the Common Stock. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors.

         Under Iowa law, the shareholders will not have any dissenters' or appraisal rights in connection with the proposed amendment of the Articles of Incorporation.

         The affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon is required to approve this Item 3.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PREFERRED STOCK AUTHORIZATION AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION, ITEM
3. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.


                                     ITEM 4

                    SHAREHOLDER PROPOSAL ON CUMULATIVE VOTING

         Mr. Donald K. Hedeen, 218 Sherwood Forest, Williamsburg, Virginia 23188, who holds 251 shares of Common Stock, has informed the Company that he intends to present the following resolution at the Annual Meeting. In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. Approval of this proposal would require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.

SHAREHOLDER RESOLUTION

         Resolved: That the shareholders of Winnebago Industries, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the annual election of Directors; this means that each such shareholder shall be entitled to as many votes as shall equal the number of shares owned multiplied by the number of Directors to be elected, and the shareholder may cast all of such votes for a single candidate, or any two or more of them as the shareholder may see fit."

PROPONENT'S SUPPORTING STATEMENT

"A California law provides that all State pension holdings and State college funds invested in stock shares must be voted in favor of cumulative voting proposals. This underscores the recognition of the importance of this democratic means of electing directors."

"The National Bank Act provides for cumulative voting."

"Many successful corporations have cumulative voting. For example: Pennzoil, Ingersoll-Rand and American Premier have cumulative voting. Ingersoll has been cited by FORTUNE magazine and by the Wall Street Transcript as having excellent management."

"Lockheed Martin and VWR Corporation now have provisions that if any entity acquires 40% of their shares, cumulative voting applies for all shareholders. As an example of shareholders' struggle to obtain independent, non-self perpetuating Boards of Directors, The Association of BellTel Retirees in 1999 proposed to Bell Atlantic that the Board of Directors take the steps necessary to provide ".........that the Board of Directors shall consist of a MAJORITY OF
INDEPENDENT DIRECTORS and that no more than two directors shall be current or former senior executive officers ("insiders")."

"Earlier this year, the Winnebago Board approved an amendment to the "Winnebago Industries, Inc. Executive Share Option Plan." Neither the original Plan nor the Amendment were submitted to the Shareholders for approval, which is customary with most responsible companies."

"Winnebago Shareholders should well note that according to the latest data shown by Market Guide, Inc., Luise V. Hanson - widow of the founder - owns about 35% of the outstanding stock of Winnebago and insiders own 3%. Winnebago may have the Shareholder interests always in mind, but then again they may not. In passing, it should be noted that the stock price has dropped from a high of 28 3/4 to its current price of 17 3/8, as of this writing. (10-08-99)."

"Cumulative Voting is a MUST to provide a vehicle for the occasion when Shareholders wish to elect a director of THEIR choice."

"If you agree, please mark your proxy FOR this resolution; otherwise it is automatically cast against it, unless you have marked it to abstain."

"Thank you for your attention to this important matter."


THE COMPANY'S STATEMENT IN OPPOSITION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board of Directors believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, each Board member has a duty to represent all shareholders. To do so, each Director must feel a responsibility toward all the shareholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since Directors so elected might be principally concerned about representing and acting in the interest of special groups of shareholders rather than in the interest of all shareholders. We do not believe that a narrow constituency of shareholders should have an advantage over the interests of the Company's shareholders as a whole. Second, cumulative voting introduces the possibility of partisanship among Board members that could impair their ability to work together, a requirement essential to the effective functioning of any board of directors. It is important that the Board of Directors be comprised of a cohesive group of experienced, knowledgeable and talented individuals who clearly are working for the benefit of all of the Company's shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL, ITEM 4. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A DIFFERENT CHOICE.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") requires the Company's officers and directors and persons who own more than ten percent of the Company's Common Stock (collectively "REPORTING PERSONS") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Reporting Persons are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 1999, all the Reporting Persons complied with all applicable filing requirements, except that Mr. John V. Hanson inadvertently omitted to file a Form 4 reporting the purchase by his wife of 100 shares of the Company's Common Stock.

                           2001 SHAREHOLDER PROPOSALS

         If a shareholder intends to present a proposal at the Company's January 2001 Annual Meeting of Shareholders and desires that the proposal be included in the Company's proxy statement and form of proxy for that meeting, the proposal must be in compliance with Rule 14a-8 under the Exchange Act and received at the Company's principal executive offices no earlier than September 22, 2000 and no later than October 22, 2000.

         The Company's bylaws require that in order to nominate persons to the Company's Board of Directors, a shareholder must provide advance written notice to the secretary of the Company, which notice must be delivered to or mailed and received at the Company's principal executive offices not less than 90 days nor more than 120 days before the scheduled date of the shareholder meeting at which directors are to be elected. The Company's bylaws also require that in order to present a proposal for action by shareholders at an annual meeting of shareholders, a shareholder must provide advance written notice to the secretary of the Company, which notice must contain detailed information specified in the Company's bylaws. This notice must be delivered to or mailed and received at the Company's principal executive offices not less than 90 days nor more than 120 days before the scheduled date of the annual shareholder meeting at which the proposal is to be presented. As to any proposal that a shareholder intends to present to shareholders without inclusion in the Company's proxy statement for the Company's January 2001 Annual Meeting of Shareholders, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal by advising shareholders of such proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

                                     GENERAL

         Deloitte & Touche LLP has been selected as the Company's accountants for the current fiscal year upon the recommendation of the Audit Committee. Deloitte & Touche LLP have been the Company's accountants for 14 years. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

         The cost of this proxy solicitation will be borne by the Company. Solicitation will be made primarily through the use of the mail, but officers, directors or regular employees of the Company may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, the Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxies and proxy material to the beneficial owners of such shares.

         A copy of the Company's Annual Report for the fiscal year ended August 28, 1999, which includes audited financial statements, has accompanied this proxy statement. The financial statements contained therein are not deemed material to the exercise of prudent judgment in regard to any matter to be acted upon at the Annual Meeting and, therefore, such financial statements are not incorporated in this Proxy Statement by reference.

         As of the date of this Proxy Statement, management knows of no other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.


                                       By Order of the Board of Directors


                                       -----------------------------------------
                                       RAYMOND M. BEEBE
                                              SECRETARY

November __, 1999

                                   APPENDIX A

                                AMENDMENTS TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                   ARTICLE VI

DIRECTORS

         The number of directors constituting the Board of Directors of the Corporation shall be not more than fifteen (15) and not less than three (3), the precise number to be determined by resolution of the Board of Directors from time to time.

         Effective with the election of the directors at the annual meeting of shareholders to be held in 2000, the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the manner specified in the By-laws; one class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2001, another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2002, and another class to hold office initially for a term expiring at the annual meeting of shareholders to be held in 2003, with the respective members of each class to hold office until their respective successors are elected and qualified. At each annual meeting of shareholders commencing with the annual meeting in 2001, the successors to the class of directors whose term then expires shall be elected to serve a three-year term and until their successors are duly elected and qualified. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Any increase or decrease in the number of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

         Shareholders may remove directors only for cause.

         Notwithstanding anything contained herein to the contrary, the affirmative vote of the holders of seventy-five percent (75%) of all issued and outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend or adopt any provisions inconsistent with, or repeal this Article VI or any provision hereof at any annual or special meeting of shareholders.

                                   APPENDIX B

                          AMENDMENTS TO THE AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION

                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have authority to issue is: seventy million (70,000,000), of which sixty million (60,000,000) shall be shares of Common Stock, $.50 par value, and ten million (10,000,000) shall be shares of Preferred Stock, $.01 par value ("SERIES PREFERENCE STOCK").

         A statement of the designations and the powers, preferences and rights of such classes of stock and the qualifications, limitations or restrictions thereof, the fixing of which by the Articles of Incorporation is desired, and the authority of the Board of Directors to fix, by resolution or resolutions, the designations and the powers, preferences and rights of such classes of stock or the qualifications, limitations or restrictions thereof, which are not fixed hereby, are as follows:

         A. Provisions Applicable to All Series of Series Preference Stock.

                  (1) Shares of Series Preference Stock may be issued from time to time in one or more series. The voting powers, designations, preferences, limitations and relative rights of each series may differ from those of any and all other series already outstanding; the terms of each series shall be as specified in the resolution or resolutions hereinafter referred to; and the Board of Directors of the Corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Series Preference Stock, the voting powers, designations, preferences, limitations and relative rights of each series, including, but without limiting the generality of the foregoing, the following:

                           (a) The rate and times at which, and the terms and
                  conditions on which, dividends on the Series Preference Stock of such series shall be paid;

                           (b) The right, if any, of holders of Series
                  Preference Stock of such series to convert the same into, or exchange the same for, other classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

                           (c) The redemption price or prices and the time at
                  which, and the terms and conditions on which, Series Preference Stock of such series may be redeemed;

                           (d) The rights of the holders of Series Preference
                  Stock of such series upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Corporation;

                           (e) The voting power, if any, of the Series
                  Preference Stock of such series; and

                           (f) The terms of the sinking fund or redemption or
                  purchase account, if any, to be provided for the Series Preference Stock of such series.

                  (2) All shares of each series shall be identical in all respects to the other shares of such Series. The rights of the Common Stock of the Corporation shall be subject to the preferences and relative participating, optional and other special rights of the Series Preference Stock of each series as fixed herein and from time to time by the Board of Directors as aforesaid.

         B. Provisions Applicable to Common Stock.

                  (1) After the requirements with respect to preferential dividends upon the Series Preference Stock of all classes and series thereof shall have been met and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums as a sinking fund or redemption or purchase account for the benefit of any class or series thereof, then, and not otherwise, the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

                  (2) After distribution in full of the preferential amounts to be distributed to the holders of all classes and series thereof of Series Preference Stock then outstanding in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and subject to any additional or special rights of the Series Preference Stock as to the remaining assets of the Corporation for distribution, the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares of Common Stock held by them respectively.

                  (3) Each holder of Common Stock shall have one vote in respect of each share of such stock held by such holder.

                             WINNEBAGO
                      [Logo] INDUSTRIES, INC.

                             FOREST CITY, IOWA 50436



                             NOTICE OF 2000
                             ANNUAL MEETING
                             OF SHAREHOLDERS
                             AND
                             PROXY STATEMENT

                 WINNEBAGO INDUSTRIES, INC. * FOREST CITY, IOWA
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
                     FOR ANNUAL MEETING ON JANUARY 11, 2000

The undersigned hereby appoints Gerald E. Boman and Bruce D. Hertzke, or either one of them, the undersigned's attorneys and proxies, with full power of substitution, to vote all shares of Common Stock of Winnebago Industries, Inc. which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Shareholders of said corporation to be held at Friendship Hall, Highway 69 South, Forest City, Iowa, on the 11th day of January, 2000, at 7:30 p.m., Central Standard Time, and at any and all adjournments thereof:

           (continued, and to be signed and dated, on the other side)

                          (continued from reverse side)


The Board of Directors recommends a vote "For" Items 1, 2, and 3.

1.     ELECTION OF     01 Bruce D. Hertzke    05 Gerald E. Boman           [ ] FOR all nominees   [ ] WITHHOLD AUTHORITY to vote for
       DIRECTORS:      02 Jerry N. Currie     06 Fred G. Dohrmann              listed at left         all nominees listed at left
                       03 John V. Hanson      07 Gerald C. Kitch
                       04 Richard C. Scott    08 Frederick M. Zimmerman

                                                                     ---------------------------------------------------------------
                         [ ] FOR all nominees listed above except

                                                                     ---------------------------------------------------------------

                         (Instructions:  To withhold authority to vote for any individual nominee, write the name(s) in the box provided above.)

2.     Approval of amendments to the Company's Articles of Incorporation to (a)      [ ] For    [ ] Against    [ ] Abstain
       provide for the classification of the Board of Directors into three classes, (b) provide that the number of directors constituting the Board of Directors shall be not more than fifteen (15) and not less than three
       (3), the precise number to be determined by resolution of the Board of
       Directors from time to time, (c) provide that directors may be removed only for cause, and (d) require a vote of 75% of the outstanding shares of the Company to amend these provisions.

3.     Approval of an amendment to the Company's Articles of Incorporation to       [ ] For    [ ] Against    [ ] Abstain
       authorize the issuance of Preferred Stock.


The Board of Directors recommends a vote "Against" Item 4.

4.     Approval of a shareholder proposal concerning cumulative voting, if the      [ ] For    [ ] Against    [ ] Abstain
       proposal is presented at the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO
DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM 1; (ii) FOR THE
PROPOSAL TO APPROVE AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION DESCRIBED ABOVE (ITEM 2); (iii) FOR THE
PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK
(ITEM 3); (iv) AGAINST A SHAREHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING, IF THE PROPOSAL IS PRESENTED AT THE MEETING
(ITEM 4); AND (v) IN THE DISCRETION OF THE NAMED PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE
MEETING.

Address Change?    Mark Box  [ ]       I Plan to Attend the Meeting  [ ]   Dated
                                                                                ----------------------------------------------------

                                                                           ---------------------------------------------------------
Indicate Changes Below:


                                                                           ---------------------------------------------------------
                                                                           Signature(s) of Shareholder(s) in Box

                                                                           Please sign exactly as name appears hereon. When shares
                                                                           are held by joint tenants, both should sign. When signing
                                                                           as administrator, attorney, executor, guardian or
                                                                           trustee, please give full title as such. If a
                                                                           corporation, authorized officer please sign full
                                                                           corporate name and indicate office held.